LICENSE AND SUPPLY AGREEMENT AMENDMENT This LICENSE AND SUPPLY AMENDMENT (together with the Schedules hereto, this “Amendment”) is entered into as of 27 March 2023 (the “Effective Date of this Amendment”) by and between Aquestive Therapeutics, Inc., a Delaware corporation having its principal place of business at 30 Technology Drive, Warren, New Jersey 07059 (“Aquestive”), and Atnahs Pharma UK Limited, a company registered in England and Wales having its principal place of business at Sovereign House, Miles Gray Road, Basildon, Essex SS14 3FR (“Pharmanovia”). Aquestive and Pharmanovia are sometimes referred to hereinafter individually as a “Party” and collectively as the “Parties.” RECITALS: A. Aquestive and Pharmanovia entered into a License and Supply Agreement related to the Product in certain territories as specified therein on September 26, 2022 (the “Agreement”). B. Aquestive and Pharmanovia have agreed to enter into this Amendment in order to extend the scope of the License and Supply Agreement to include additional territories C. In consideration of the foregoing and the mutual representations, warranties and covenants contained herein, the Parties, intending to be legally bound hereby, agree as follows: 1. DEFINITIONS Unless otherwise defined in this Amendment, capitalized terms used in this Amendment have the meanings ascribed to them in the Agreement. 2. AMENDMENT 2.1 With effect from the Effective Date of this Amendment Aquestive and Pharmanovia hereby agree to replace and restate Product Schedule 1 of the Agreement with Product Schedule 1 to this Amendment. 2.2 Section 4.1.1.2 of the Agreement shall be replaced and restated in its entirety to read as follows: “necessary technical consultation and clinical study support by Aquestive personnel in relation to the Original Territories; any technical consultation or clinical study support requested by Pharmanovia in relation to the Extension Territories, will be determined in a separate SOW to this Agreement to the extent the data or information required is not available to Aquestive (in which case this information shall be shared without charge).” 2.3 Section 5.2.2. of the Agreement shall be replaced and restated in its entirety to read as follows: “Notwithstanding the foregoing, if, at any time after the end of the fourth contract year of this Agreement, Pharmanovia can establish by competent evidence that its Profit/Net Sales in respect of the Product on a rolling 12 month basis has fallen below 30% for all countries in the Original Territory (as hereinafter defined) then at Pharmanovia’s request, the Parties agree that for future Purchase Orders: DocuSign Envelope ID: 7AC3E746-C57A-4A9B-A131-8165582FB518

2 5.2.2.1 the Product Transfer Price for Product in the Original Territory shall be equal to COGS plus 10%; and 5.2.2.2 no further Royalty payments shall be made by Pharmanovia for Product in the Original Territory and Pharmanovia shall instead pay to Aquestive a Profit Share for Product in the Original Territory as further set out in Section 7.3. Notwithstanding the foregoing, if, at any time Pharmanovia can establish by competent evidence that its Profit/Net Sales in respect of the Product on a rolling 12 month basis has fallen below 30% for all countries in the Extended Territories the Parties shall have a discussion in good faith regarding the Product Transfer Price and Royalty Payments for the Product in the Extended Territories.” 2.4 Section 5.3.4 of the Agreement shall be replaced in its entirety and restated to read as follows: “Aquestive and Pharmanovia will consider each individual Purchase Order filled as long as no less than ninety percent (90%) and no more than one hundred ten percent (110%) of the quantities are delivered against the individual Purchase Order. Pharmanovia agrees to accept delivery of up to one hundred ten (110%) of the requested Purchase Order.” 2.6 Section 12.2.1.5 of the Agreement shall be replaced in its entirety and restated to read as follows: “By either Party on no less than three (3) months’ written notice of termination if Pharmanovia does not file for the first Regulatory Approval in a country in the Original Territory for Libervant™ within three (3) years of the Effective Date of this Amendment provided that the Parties shall have had good faith discussions for at least three (3) months to discuss a resolution of this issue prior to any such notice being served.” 2.7 Section 13.1.1 of the Agreement shall be replaced in its entirety and restated to read as follows: “Aquestive shall be responsible for the preparation, filing, prosecution and maintenance (including payment of renewal fees when due) of Aquestive Patents. The cost of such preparation, filing, prosecution and maintenance of the Aquestive Patents in the Original Territory shall be borne by Aquestive. Any preparation, filing, prosecution and maintenance of the Aquestive Patents in any country of the Extension Territory shall be determined in a separate SOW to this Agreement.” 3. TERMS AND CONDITIONS Except as provided herein, all other terms and conditions of the Agreement shall remain in full force and effect. 4. COUNTERPARTS; SIGNATURES This Amendment may be executed in multiple counterparts, all of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same DocuSign Envelope ID: 7AC3E746-C57A-4A9B-A131-8165582FB518

3 document. Signatures provided by facsimile or e-mail transmission shall be deemed to be original signatures. [Signature page follows] DocuSign Envelope ID: 7AC3E746-C57A-4A9B-A131-8165582FB518

[Signature Page to License, Development and Supply Agreement] IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives, effective as of the Effective Date of this Amendment. AQUESTIVE THERAPEUTICS, INC. By: Name: Daniel Barber Title: President and CEO ATNAHS PHARMA UK LIMITED By: Name: Neeshe Williams, Esq. Title: General Counsel DocuSign Envelope ID: 7AC3E746-C57A-4A9B-A131-8165582FB518

PRODUCT SCHEDULE 1 Product Schedule to the License and Supply Agreement (the “Agreement”) dated as of September 26, 2022 and amended by an Amendment dated 27 March 2023 by and between Aquestive Therapeutics, Inc. (“Aquestive”) and Atnahs Pharma UK Limited (“Pharmanovia”). Capitalized terms used herein and not otherwise defined shall have the meanings given them in the Agreement. 1. PRODUCT, API, DOSAGE STRENGTH, FIELD, TERRITORY 1.1 “API” means the active pharmaceutical ingredient diazepam. 1.2 “Commercialization Year shall mean the one-year period from the First Commercial Sale, and each annual period thereafter. 1.3 “Dosage Strength” means the 5mg, 7.5mg, 10mg, 12.5 mg, 15mg, 17.5mg, and 20mg dosage strengths of the Product. 1.4 “Field” means the treatment of (i) prolonged or acute, convulsive seizures in all ages, or such other definition that is consistent with the foregoing and agreed upon in good faith by the Parties in writing, and (ii) the medical indications set forth in Pharmanovia’s present approved label for Valium™(diazepam) in all territories, including those where there is currently not a Valium approved product. 1.5 “Product” means diazepam buccal film. 1.6 “Manufacturing Facility” means, as of the Effective Date, Aquestive’s manufacturing site located at 6465 Ameriplex Drive, Portage, Indiana (IN) 46368, United States (USA), FDA Establishment Number 3004395604. 1.7 “Territory” means all of: 1.7.1 the countries of the European Union (as of the Effective Date), Sweden, Switzerland and Norway; (ii) the United Kingdom (England, Scotland, Wales and Northern Ireland); and (iii) the Middle East and North Africa (Algeria, Bahrain, Egypt, Iran, Iraq, Israel, Jordan, Kuwait, Lebanon, Libya, Morocco, Oman, Qatar, Saudi Arabia, Syria, Tunisia, United Arab Emirates and Yemen) (the “Original Territories”); and 1.7.2 all of the countries in the world excluding the Original Territories, USA, Canada, and China (the “Extension Territories”). 2. PRODUCT TRANSFER PRICE Aquestive shall Supply quantities of each Unit of the Product to Pharmanovia at the initial Product Transfer Prices below, further to adjustment pursuant to Section 5.2 of the Agreement: Dosage Strength Product Transfer Price DocuSign Envelope ID: 7AC3E746-C57A-4A9B-A131-8165582FB518

DocuSign Envelope ID: 7AC3E746-C57A-4A9B-A131-8165582FB518

Low Dose (5mg, 7.5mg, 10mg)	$5.49/per Carton*
Medium Dose (12.5mg, 15mg)	$5.71/per Carton
High Dose (17.5mg, 20mg)	$5.95/per Carton

*each Carton contains two Units.

3. AQUESTIVE PRODUCT MARKS

The Aquestive Product Marks are set forth below:

Libervant™

4. PHARMANVOIA MARKS

Valium™

5. **PRODUCT SHELF LIFE**

80% of approved shelf life

6. **AQUESTIVE PRODUCT PATENTS**

The Aquestive Product Patents are set forth below:

None.

7. **PAYMENTS**

7.1 Milestone Payments for the Original Territories

Non-refundable payments will be due from Pharmanovia to Aquestive as set forth in the table below in relation to the Original Territories:

Milestone		Milestone Payment (U.S. Dollars)	Milestone Payment Due Date
1.	Agreement Execution	$3,500,000	September 30, 2022
2.	Receipt of First Marketing Authorization for the Product in the Original Territory, excluding the MENA countries.	$2,000,000	Within five (5) Business Days of receipt of the first Marketing Authorization for the Product in the Original Territory, excluding the MENA countries.
3.	Pricing and Reimbursement Milestone	$500,000	Within five (5) Business Days of pricing and reimbursement approval being obtained for the Product from the applicable Regulatory Authority in the first country in the Original Territory.

7.2 Milestone Payments for the Extension Territories Non-refundable payments will be due from Pharmanovia to Aquestive as set forth in the table below in relation to the Extension Territories: Milestone Milestone Payment (U.S. Dollars) Milestone Payment Due Date 1. Amendment Execution $2,000,000 Within five (5) Business Days of Execution but no later than March 31, 2023 2. Receipt of First Marketing Authorization in Japan, Indonesia or South Korea $500,000 Within five (5) Business Days of receipt of the first Marketing Authorization for the Product in Japan, Indonesia or South Korea 3. Receipt of First Marketing Authorization in Brazil, Mexico or Columbia $500,000 Within five (5) Business Days of receipt of the first Marketing Authorization for the Product in Brazil, Mexico or Columbia 3. Receipt of Marketing Authorization in South Africa $50,000 Within five (5) Business Days of receipt of the Marketing Authorization for the Product in Canada 7.3 Sales Milestones Pharmanovia shall make the following one-off payments to Aquestive upon the achievement of the corresponding level of Net Sales in the Extension Territories as follows: Milestone – Cumulative Net Sales in the Extension Territories (U.S. Dollars) Milestone Payment (U.S. Dollars) Milestone Payment Due Date 1. $50,000,000 $1,500,000 Within 90 days of achievement of Milestone 2. $90,000,000 $3,000,000 Within 90 days of achievement of Milestone 3. $130,000,000 $5,500,000 Within 90 days of achievement of Milestone 7.4 Payment of Milestones Pharmanovia shall give Aquestive written notice of the achievement of each milestone event in respect of which a milestone payment is due (with the exception of the first milestone event). Following receipt of such notice, Aquestive shall submit an invoice to Pharmanovia, and Pharmanovia and shall pay the corresponding invoice within the time period set out against it. DocuSign Envelope ID: 7AC3E746-C57A-4A9B-A131-8165582FB518

DocuSign Envelope ID: 7AC3E746-C57A-4A9B-A131-8165582FB518

7.5 Royalty Fees

Subject to Section 5.3 of the Agreement, Pharmanovia shall pay to Aquestive for each Payment Period a Royalty Fee during the Term with respect to the Product in the Territory in an amount equal to 10%* of Net Sales on a quarterly basis.

7.6 Profit Share

In the event that the Profit Share is payable by Pharmanovia, Pharmanovia shall pay to Aquestive for each Payment Period 40% of Profits on all Products sold in the Territory on a quarterly basis.

7.7 Minimum Volume Commitments

The Minimum Volume Commitment with respect to the Product is as set forth in the table below:

Time Period		Minimum Volume Commitment in the Original Territories	Minimum Volume Commitment in the Original Territories in LATAM	APAC Minimum Volume Commitment in APAC	Minimum Volume Commitment in the other territories excluding LATAM, APAC and Original Territories.
1.	Commercialization Year 1	None	None	None	None
2.	Commercialization Year 2	250,000 Units	130,000	290,000	30,000
3.	Commercialization Year 3	450,000 Units	190,000	440,000	42,000
4.	Commercialization Year 4	700,000 Units	270,000	590,000	60,000
5.	Commercialization Year 5 and beyond	To be discussed in good faith by the Parties. The Parties agree if the Minimum Volume Commitment in Commercialization Year 5 is less than in Commercialization Year 4, to discuss the Product Transfer Price in good faith.	To be discussed in good faith by the Parties. The Parties agree if the Minimum Volume Commitment in Commercialization Year 5 is less than in Commercialization Year 4, to discuss the Product Transfer Price in good faith.	To be discussed in good faith by the Parties. The Parties agree if the Minimum Volume Commitment in Commercialization Year 5 is less than in Commercialization Year 4, to discuss the Product Transfer Price in good faith.	To be discussed in good faith by the Parties. The Parties agree if the Minimum Volume Commitment in Commercialization Year 5 is less than in Commercialization Year 4, to discuss the Product Transfer Price in good faith.

In the event Pharmanovia fails to meet the Minimum Volume Commitment set forth above for a given time period, Pharmanovia shall have the option to make up the shortfall in the number of Units purchased by no later than June 30 following the end of the time period.

8. ADDITIONAL TERMS Pharmanovia shall issue purchase orders in whole batch increments of the following number of Units: Dosage Strength Number of Units 5mg 165,000 7.5mg 110,000 10mg 85,000 12.5mg 65,000 15mg 55,000 17.5mg 45,000 20mg 40,000 If required by Pharmanovia, Aquestive can carton up to 10 different printed cartons, or SKUs, per manufacturing film batch, for a $5,000 charge for the first 5 SKUs and another $5,000 for any additional SKUs and up to a maximum of 10 SKUs. The minimum secondary quantity per SKU is 3,000 cartons. DocuSign Envelope ID: 7AC3E746-C57A-4A9B-A131-8165582FB518